Exhibit 99.1

AMERICAN RENAL ASSOCIATES ANNOUNCES FIRST QUARTER 2011 RESULTS

Beverly, Massachusetts (May 11, 2011) – American Renal Holdings Inc., which operates as American Renal Associates, announced results today for the quarter ended March 31, 2011. Financial and operating highlights include:

•	Revenues – Revenues for the three months ended March 31, 2011 were $84.7 million as compared to $71.6 million for the same period in 2010.

•	Adjusted EBITDA(1) – Adjusted EBITDA for the three months ended March 31, 2011 was $14.3 million. This compares to Adjusted EBITDA for the three months ended March 31, 2010 of $11.9 million.

•	Center Activity - As of March 31, 2011, we provided services at 97 outpatient dialysis centers serving 6,830 patients. During the first quarter of 2011, we opened 4 new denovo centers.

•

Volume - Total treatments for the first quarter of 2011 were 243,238 or 3,159 treatments per day, representing a per day increase of 19.7% over the first quarter of 2010. Non-acquired treatment growth was 14.3% in the first quarter.

American Renal Associates will hold a conference call to discuss its results for the first quarter ended March 31, 2011 today at 5:00 p.m. Eastern Time. The live call can be accessed by dialing either 1-877-407-8029 or 201-689-8029.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. We undertake no obligation to update our forward-looking statements.

(1)	This press release includes Adjusted EBITDA, Adjusted EBITDA including noncontrolling interests and Pro Forma Adjusted EBITDA, all of which are not financial measures defined by Generally Accepted Accounting Principles (GAAP). See Reconciliation of Non-GAAP Financial Measures section at the end of this press release for the definitions of these measures as well as their reconciliations to net income.

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About American Renal Associates

American Renal Associates LLC (“ARA”) is the operating subsidiary of American Renal Holdings, Inc. and is a leading owner and provider of outpatient kidney dialysis centers operating centers in partnership with nephrologists throughout the United States. The Company’s unique operating philosophy merges physician autonomy, leading edge patient care and financial partnership between the nephrologists and ARA. Consequently, ARA has become one of the largest providers of outpatient kidney dialysis services in the nation with more than 97 facilities owned or managed. ARA centers are located in 18 states and the District of Columbia. For more information, visit www.americanrenal.com.

Contact:

Jonathan Wilcox

Chief Financial Officer

978-922-3080 ext. 385

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American Renal Holdings Inc.

Consolidated Statements of Income

(unaudited and in thousands)

	Successor	Predecessor
	Three-Months Ended March 31,
	2011	2010
Net operating revenues	$84,668	$71,632

Operating expenses:
Patient care costs	54,280	46,412
General and administrative expense	10,388	6,098
Merger and transaction-related expenses	36	1,766
Depreciation and amortization	4,349	3,092
Provision for doubtful accounts	1,264	1,146

Total operating expenses	70,317	58,514

Operating Income	14,351	13,118

Interest expense, net	(5,750)	(4,230)

Income before income taxes	8,601	8,888

Income tax expense	418	2,402

Net income	8,183	6,486

Less: Net income attributable to noncontrolling interests	(7,549)	(6,242)

Net income attributable to ARH	$634	$244

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American Renal Holdings Inc.

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	Successor	Successor
	March 31, 2011	December 31, 2010

Assets
Cash and cash equivalents	$14,898	$18,239
Patient accounts receivable, net	58,631	51,431
Income taxes receivable	1,040	1,458
Inventories, prepaid expenses and other current assets	15,793	16,318

Total current assets	90,362	87,446

Property and equipment, net	65,158	62,742
Deferred financing costs, net	4,824	4,973
Intangible assets, net	37,588	38,511
Other long-term assets	1,537	1,592
Goodwill	501,790	501,790

Total assets	$701,259	$697,054

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$50,399	$49,923
Amount due to sellers	5,083	5,083
Current portion of long-term debt	3,868	4,096
Current portion of capital lease obligation	49	48

Total current liabilities	59,399	59,150

Long-term debt, less current portion	245,263	245,594
Capital lease obligations, less current portion	150	162
Other long-term liabilities	2,983	2,881
Deferred tax liabilities	13,807	13,807
Noncontrolling interests subject to put provisions	43,990	44,236
Total equity	335,667	331,224

Total liabilities & equity	$701,259	$697,054

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American Renal Holdings Inc.

Supplemental Business Metrics

(unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2011	Three Months Ended December 31, 2010	Three Months Ended March 31, 2010
Volume
Treatments	243,238	238,196	203,028
Number of treatment days	77	79	77
Treatments per day	3,159	3,015	2,637
Non-acquired growth year over year	14.3%	16.1%	16.3%

Revenue
Net operating revenues (in thousands)	$84,668	$81,928	$71,632
Net operating revenues per treatment	$348.09	$343.95	$352.82
Per treatment increase (decrease) from previous quarter	$4.14	$(8.34)	$1.64

Expenses
Patient care costs
Amount (in thousands)	$54,280	$52,223	$46,412
As a % of net operating revenues	64.1%	63.7%	64.8%
Per treatment	$223.16	$219.24	$228.60
Per treatment increase (decrease) from previous quarter	$3.91	$(5.74)	$(1.20)

General and administrative expenses
Amount (in thousands)	$10,388	$7,526	$6,098
As a % of net operating revenues	12.3%	9.2%	8.5%
Per treatment	$42.71	$31.60	$30.04
Per treatment increase (decrease) from previous quarter	$11.11	$(4.90)	$(7.13)

Provision for doubtful accounts
Percentage of revenue	1.5%	1.1%	1.6%

Adjusted EBITDA
Adjusted EBITDA including noncontrolling interests (in thousands)	$21,875	$21,341	$18,181
Adjusted EBITDA including noncontrolling interests Margin	25.8%	26.0%	25.4%
Adjusted EBITDA (in thousands)	$14,326	$13,846	$11,939
Adjusted EBITDA Margin	16.9%	16.9%	16.7%

Accounts receivable DSO (days)	62	56	60

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American Renal Holdings Inc.

Reconciliation of Non-GAAP Financial Measures:

(unaudited and in thousands)

To supplement our consolidated financial statements prepared in accordance with GAAP, we use the following measures defined as Non-GAAP measures by the SEC: Adjusted EBITDA (including noncontrolling interests) and Adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to ARH before income taxes, interest expense, depreciation and amortization, and we further adjust for other non-cash charges and non-recurring charges. We believe this information is useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, we present Adjusted EBITDA because it is one of the components used in the calculations under the covenants contained in our revolving credit facility. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of income or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA may not be comparable to similarly titled measures for other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this item in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:

•	does not include interest expense—as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•

does not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	does not include stock-based compensation expense;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not include certain income tax payments that represent a reduction in cash available to us.

The following table presents the reconciliation from net income to Adjusted EBITDA for the periods indicated:

	Successor	Predecessor	Successor
	Three-Months Ended
	March 31,		December 31,
	2011	2010	2010
Reconciliation of Net income to Adjusted EBITDA:

Net income	$8,183	$6,486	$12,024
Interest expense	5,750	4,230	5,616
Income tax expense (benefit)	418	2,402	(1,611)
Depreciation and amortization	4,349	3,092	4,312
Merger and related expenses	36	1,766	944
Stock-based compensation	2,968	165	(176)
Management fee	171	—	232
Specified legal costs	—	40	—

Adjusted EBITDA (including noncontrolling interests)	$21,875	$18,181	$21,341
Less: Net income attributable to noncontrolling interests	(7,549)	(6,242)	(7,495)

Adjusted EBITDA	$14,326	$11,939	$13,846

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